SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12

THE JENSEN PORTFOLIO, INC.
(Name of Registrant as Specified In Its Charter)

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Dear Financial Professional,

The Board of Directors of The Jensen Portfolio, Inc. (the “Fund”) would like to give you advanced notice of an upcoming Proxy mailing and solicitation campaign by the Fund to begin September 30, 2010.   This notification is to help you inform your clients that are shareholders of the Fund.  Please take a moment to view information about the special meeting of shareholders and Proxy mailing packet below.

The meeting will take place Wednesday, November 10, 2010, at 9:00 a.m. Pacific time, at 5300 Meadows Road, Suite 250, Lake Oswego, OR 97035 for the following purposes:

1.   To approve a new Investment Management Agreement between Jensen Investment Management, Inc., and the Fund.

On or about February 28, 2011, a “Change in Control” of the ownership of Jensen Investment Management, Inc., the Fund’s investment adviser (“Jensen”), will be triggered by Jensen’s repurchase of all of the shares of the company owned by one of its majority shareholders, Mr. Robert Millen, concurrent with his retirement.  Under federal securities laws, this Change in Control will cause the advisory agreement between Jensen and the Fund to automatically terminate.  In order for Jensen to continue to provide investment advisory services to the Fund, a new investment advisory agreement must be approved by the Fund’s shareholders.  With the exception of Mr. Millen, the team responsible for managing the Fund is not expected to change as a result of this transaction.

2.   To elect a Board of Directors.

Shareholders will be asked to elect a Board of Directors of the Fund. The federal securities laws require that at least two-thirds of the Fund’s Directors have been elected by the shareholders before the Board may fill a vacancy. Mr. Kenneth Thrasher was appointed to the Board of Directors on July 11, 2007. By electing the entire Board now, the Board believes it will have more flexibility to add new members for a longer period without the expense of conducting additional shareholder meetings.

Attending the meeting is not necessary to cast a vote. Voting has been made very simple and can be done online, by phone or by sending in the ballot by mail.  All necessary information for voting will be enclosed in the Proxy packet.

IT IS CRITICAL THAT PROXY VOTES ARE RECEIVED BEFORE THE MEETING. Additional solicitation efforts are costly and could delay the important business of the Fund.

If you would like to review the proxy statement in full, please follow the link below:

www.proxyonline.com/docs/jensenportfolio.pdf

Thank you for your attention to this matter.  We hope providing this information to you in advance will help you in communicating the need for the proxy and avoid the cost of further solicitation to shareholders.   Please call our proxy information line if you have any questions at 1-877-536-1562 between the hours of 9am and 10pm Eastern Time – or call us directly at 1-800-221-4384.

Best regards,

The Jensen Portfolio, Inc.

ALL SHAREHOLDERS OF THE FUND ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION.  THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, INVESTORS ARE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT FROM THE PARTICIPANTS IN THIS SOLICITATION BY CONTACTING THE JENSEN PORTFOLIO, INC., 5300 MEADOWS ROAD, SUITE 250, LAKE OSWEGO, OREGON 97035 OR VISITING THE FUND’S WEBSITE AT HTTP://WWW.JENSENINVESTMENT.COM.  THE FUND’S PROXY STATEMENT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2010 AND WILL BE MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 30, 2010.

PARTICIPANT INFORMATION:

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following persons may be deemed participants in this solicitation being made in connection with the Fund's Special Meeting to be held on Wednesday, November 10, 2010 at 9:00 a.m., Pacific time, at 5300 Meadows Road, Suite 250, Lake Oswego, Oregon 97035:

The Jensen Portfolio, Inc., an Oregon Corporation (the “Fund”) and each of the persons who serves on the Fund’s Board of Directors:  Messrs. Roger A. Cooke, Robert E. Harold, Thomas L. Thomsen, Jr., Kenneth Thrasher, Val E. Jensen, and Gary W. Hibler (collectively, the “Directors”).

Information regarding the Fund and its Directors, including a description of each their direct or indirect interests, by security holdings or otherwise, in the Fund can be found in the Fund’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on September 28, 2010, a link to which is provided above.